Exhibit 99.1

Monday, June 10, 2002

Genentech Announces Verdict In Contract Dispute

SOUTH SAN FRANCISCO, Calif. – June 10, 2002 – Genentech, Inc. (NYSE: DNA) announced that a Los Angeles County Superior Court jury voted to award the City of Hope (COH) approximately $300 million in additional royalties for breach of a 1976 agreement between Genentech and COH. The jury will return to court next week to deliberate over what, if any, punitive damages to award.

“We are disappointed by the verdict,” said Sean Johnston, vice president, Intellectual Property at Genentech. “Genentech does not intend to address the issue of appeal until all proceedings in the trial court are concluded.”

COH filed the contract dispute suit against Genentech in 1999. The first trial resulted in a deadlocked jury, 7-5 in Genentech’s favor, after six days of deliberation in October 2001. In the retrial, the case was submitted to the jury on May 16, 2002 after a six-week trial in the Los Angeles County Superior Court. The jury deliberated for 17 days before announcing the verdict.

Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. Fifteen of the currently approved biotechnology products stem from or are based on Genentech science. Genentech manufactures and commercializes ten biotechnology products directly in the United States. The company has headquarters in South San Francisco, California, and is traded on the New York Stock Exchange under the symbol DNA.